Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 10, 2004 (except with respect to the matters described in the fourth paragraph, as to which the date is March 24, 2006), accompanying the consolidated statements of operations, changes in stockholders’ equity and cash flows of Dictaphone Corporation and subsidiaries contained in this Amendment No. 1 to the Registration Statement and Prospectus of Nuance Communications, Inc. We consent to the use of the aforementioned report in Amendment No. 1 to Registration Statement No. 333-143428 and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
New York, New York
August 13, 2007